UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2022

CAMBIUM NETWORKS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-38952	00-0000000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Cambium Networks, Inc. 3800 Golf Road, Suite 360
Rolling Meadows, Illinois		60008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 345 943-3100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.0001 par value	CMBM	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On and effective as of April 13, 2022 (the “Effective Date”), Cambium Networks Corporation (the “Company”) announced the departure of Stephen Cumming from his position as Chief Financial Officer of the Company. Mr. Cumming’s departure from the Company is not a result of any disagreement with the Company’s independent auditors or any member of management on any matter of accounting principles or practices, financial statement disclosure, or internal controls.

(c) On and as of the Effective Date, the Board of Directors of the Company appointed Andrew Bronstein as Chief Financial Officer of the Company. Mr. Bronstein has no family relationship with any directors or executive officers of the Company, nor are there any arrangements or understandings between Mr. Bronstein and any other persons pursuant to which he was selected as an officer of the Company.

Mr. Bronstein previously served as Managing Director and Operating Partner of Vector Capital, a private equity firm and controlling shareholder of the Company from October 2017 to April 2022. From October 2018 to February 2022, Mr. Bronstein served as CFO of Cheetah Digital, a SaaS software solutions company and portfolio company of Vector Capital. From March 2015 to October 2017, Mr. Bronstein was a Senior Director at Alvarez & Marsal, a global professional services firm, where he also served as CFO for three portfolio companies. From May 2008 to January 2012, Mr. Bronstein served as a portfolio company CFO and was an Operating Partner for The Gores Group, a private equity firm. From September 1992 to April 2006, Mr. Bronstein served as CFO of SunGard Software, a SaaS spin-out from SunGard Data Systems, a SaaS technology company, and served as Chief Accounting Officer for SunGard Data Systems. Mr. Bronstein began his career in public accounting at PricewaterhouseCoopers focused on manufacturing and technology companies, initial public offerings, mergers & acquisitions and SEC filings.

In connection with Mr. Bronstein’s appointment, the Compensation Committee of the Board of Directors of the Company approved the following compensation arrangements for Mr. Bronstein as of the Effective Date: (1) an annual base salary of $400,000; and (2) an annual target cash incentive opportunity of 70% of his annual base salary, provided that for 2022, Mr. Bronstein will receive a minimum payout equal to his target cash incentive opportunity. Additionally, the Company will grant Mr. Bronstein equity awards under the Company’s 2019 Share Incentive Plan (the “Plan”) in the form of (1) options (“Options”) to acquire 200,000 ordinary shares of the Company and (2) restricted share units (“RSUs”) to acquire 40,000 ordinary shares of the Company. The Options and RSUs will, in each case, vest 25% on the one-year anniversary of the grant date, with the remaining 75% vesting on a quarterly basis over the 36 months following the initial vesting date. The Options and RSUs will each be subject to the terms and conditions of the Plan and will both fully vest in the event a change in control (as such term is defined in the Plan) occurs and within one year following such change in control, Mr. Bronstein is terminated by the Company without cause (as defined in the award agreement) or Mr. Bronstein resigns for good reason (as defined in Mr. Bronstein’s offer letter). In the event Mr. Bronstein’s employment is terminated by the Company without cause prior to a change in control (as defined in the Plan), Mr. Bronstein will receive six months of base salary during the six-month period following the termination.

Mr. Bronstein will be eligible to participate in the Company’s standard employee benefit programs available to similarly situated officers, including medical, dental, life, 401(k), accidental life and dismemberment, and disability benefits.

(e) The terms of Mr. Cumming's separation agreement are still being determined.

The foregoing description of the chief financial officer transition and compensation arrangements of Mr. Bronstein does not purport to be complete and is qualified in its entirety by reference to the Company’s press release issued on April 13, 2022, which is filed as Exhibit 99.1 to, and is incorporated by reference into, this Current Report on Form 8-K.

Item 9.01(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated April 13, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMBIUM NETWORKS CORPORATION

Date:	April 18, 2022	By:	/s/ Sally Rau
		Name:	Sally Rau
		Title:	General Counsel and Secretary